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                                LETTER OF AGREEMENT
                        PRESIDENT & CHIEF EXECUTIVE OFFICER
                               TREGA BIOSCIENCES, INC



November 6, 1998



Mr. Michael G. Grey
350 Geneva Crescent
Town of Mount Royal
Quebec H3R 2A9
Canada

Dear Mike,

This letter sets forth the basic terms and conditions of your employment with Trega Biosciences, Inc. ("Trega"). These terms and conditions become effective upon compliance by you with the Immigration Reform and Control Act which pursuant to Federal Law requires you, on or before your third day of employment, to present Trega with evidence of your lawful right to accept employment in the United States. Your available opportunity to comply with this provision will expire March 1, 1999. By signing this letter, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and what is expected of you by Trega.

1. SALARY. You will be paid a base salary of $300,000 ("Base Salary"), less regular payroll deductions, (payable as $12,500 semi-monthly).

2. ELIGIBILITY FOR BONUS. You will be eligible for an annual bonus compensation award of up to sixty percent (60%) of your annual Base Salary contingent upon the Board of Directors' assessment of your annual performance, achievement of business development objectives, achievement of pre-agreed targets in company performance and other factors that are jointly determined. These current bonus criteria will be determined upon signing of this Agreement. These criteria may be changed from time to time by the Board of Directors. To be eligible for a bonus you must perform at a level acceptable to the Board of Directors and be on the Trega payroll when the bonus is paid. No pro-rata payment will be made if you are not employed by Trega when the bonus is paid.

3. STOCK OPTIONS. You will be eligible to receive options to acquire up to 500,000 shares of Trega's Common Stock (the "Options"). The Options, which will be granted under Trega's 1996 Stock Incentive Plan (the "Plan") and pursuant to the forms of Stock Option Agreements used in connection with the Plan, will be deemed granted as follows: (i) if you commence employment as a regular employee of Trega (your "Start Date") on or prior to December 31, 1998, then an Option with respect to 450,000 shares will be deemed granted as of your Start Date and

Letter of Agreement
President & Chief Executive Officer
Trega Biosciences, Inc.


an Option with respect to 50,000 shares will be deemed granted as of February 1, 1999 IF you are still employed by Trega at that time; and (ii) if your Start Date occurs after December 31, 1998, then an Option with respect to 450,000 shares will be deemed granted as of your Start Date and an Option with respect to 50,000 shares will be deemed granted as of December 15, 1998. In any event, (A) all Options will have an exercise price of $2.50 per share, which was the last transaction price (or "Fair Market Value" as defined in the Plan) for shares of Trega's Common Stock on the Nasdaq National Market on the date of this letter, (B) no vesting will occur under any Options until your Start Date and, if your Start Date does not occur on or before March 1, 1999, Trega reserves the right to cancel the grant of all Options as well as the balance of the arrangements contemplated by this letter, (C) following your Start Date, your right to exercise the Options will become exercisable in 16 installments at three-month intervals over a 48-month period (commencing three months after your Start Date with the first installment consisting of 10% of the total number of shares, or 50,000 shares, and each successive installment consisting of 6% of the total number of shares, or 30,000 shares), although the Options shall become fully vested in the event of a "Change in Control" as defined in the Plan and you shall be credited with 12 months' worth of vesting (or the balance of vesting under the Options, if less) in the event of a termination without "cause" (as contemplated by Section 13 below), and (D) in the event that the Fair Market Value per share of Trega's Common Stock is less than or equal to $2.50 on your Start Date, then as much of the Options as possible (pursuant to applicable requirements) shall be incentive stock options deemed granted as of such date (with the balance of the Options to take the form of one or more non-qualified stock options). You may also become eligible for additional stock option grants at the discretion of the Board of Directors and its Compensation Committee. For your convenience of reference, a copy of the Plan is attached hereto as Exhibit A.

4. FORGIVABLE LOAN. You will be eligible to receive a $150,000 loan from the Company upon relocation to San Diego. The loan will be interest bearing at 4.44% and will be forgiven quarterly over a four-year period in equal amounts. The loan shall be immediately forgiven in the event of a "Change in Control" (as defined in Trega's 1996 Stock Incentive Plan). Nothing in this Agreement (including this section) changes the at-will nature of your employment.

5. DUTIES. Your job title will be President & Chief Executive Officer. You will be a member of Trega's Board of Directors. Your duties generally will include responsibility for all business activities, as well as all scientific activities. You may be assigned other duties as needed and your duties may change from time to time on reasonable notice, based on the needs of Trega and your skills, as determined by Trega. As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are required to follow office policies and procedures adopted from time to time by Trega and to take such general direction as you may be given from time to time by the Board of Directors. Trega reserves the right to change these policies and procedures at any time. (Also see Adjustments and Changes in Employment Status). You are required to devote your full energies, efforts and abilities to your employment, unless Trega expressly agrees otherwise.

6. COMPETITIVE ACTIVITY. You shall not during your employment directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in or aid or assist anyone else in the conduct of a business which is in competition with any
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

Letter of Agreement
President & Chief Executive Officer
Trega Biosciences, Inc.


aspect of the business conducted by Trega (or any of the Company's affiliates); PROVIDED, HOWEVER, that ownership of not more than one percent (1%) of the equity securities of any publicly held company shall not constitute a
violation hereof.   You shall not serve (i) as a director or officer of any
corporation, (ii) as a general partner of any partnership, or (iii) as a consultant to any enterprise, regardless of whether such corporation, partnership, or enterprise is profit motivated, a not-for-profit operation, or a charity, without the express approval of the Board of Directors of Trega, which approval shall not be unreasonably withheld. The Trega Board of Directors agrees that you may continue to serve on the Board of Directors for Cortex and serve as a consultant to BioChem Pharma provided that your involvement does not conflict with your duties at Trega.

7. ADJUSTMENTS AND CHANGES IN EMPLOYMENT STATUS. You understand that the Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination (in accordance with paragraph 13 below), consistent with the needs of the business.

8. PROPRIETARY INFORMATION AGREEMENT. You will be required to sign and abide by the terms of the enclosed Proprietary Information and Dispute Resolution for Employees Agreement, which is incorporated into this Agreement by reference as Attachment B, and you may be required to execute further agreements to protect Trega's trade secrets and its rights to intellectual property.

9. IMMIGRATION DOCUMENTATION. Please be advised that your employment is contingent on your ability to prove your identity and authorization to work in the U.S. for Trega. In that regard, you must comply with the Immigration and Naturalization Service's ("INS") employment verification requirements. Trega agrees to petition the INS on your behalf for any necessary immigration law status required for your lawful employment in the United States. The Company reserves the right to make all decisions regarding preparation of any and all necessary documents. Trega will accept responsibility for all fees and costs associated with any necessary process, including application for the Green Card.

10. REPRESENTATION AND WARRANTY OF EMPLOYEE. You represent and warrant to Trega that the performance of your duties will not violate any agreements with or trade secrets of any other person or entity.

11. EMPLOYEE BENEFITS. You will be eligible for three weeks paid vacation each calendar year. Vacation will accrue on a pro-rata basis semi-monthly. You will receive an additional vacation day for each year of service subject to Trega's vacation policy. You will also be paid for sick leave and holidays also subject to Trega's policies. You will be provided with health insurance benefits, dental insurance benefits, life insurance and supplemental life insurance, as provided in our benefit plans. You will be eligible to participate in Trega's 401(k) retirement savings plan and Trega's flexible spending account. For the first year, Trega will assume the annual costs of your current portable, long-term disability insurance program in an amount not to exceed $5,000 per year. These benefits may change from time to time. You will be covered by workers' compensation insurance and State Disability Insurance, as required by state law.

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

Letter of Agreement
President & Chief Executive Officer
Trega Biosciences, Inc.


12. ADDITIONAL BENEFITS. You will be provided with the following additional benefits: you will be reimbursed for reasonable relocation expenses for (i) the move of your household goods from Quebec to California, including storage if necessary; (ii) a pre-move house hunting trip; (iii) temporary living quarters and temporary transportation; (iv) specific costs relating to the sale and purchase of your primary residence as pre-approved by Trega; and (v) all travel expenses incurred for the move of your family. Any payments made to you or third parties on your behalf for relocation, other than the moving of household goods and travel, is required to be included in your gross earnings for the year. Trega agrees to pay you a cash bonus "grossed up" to compensate you for the taxes you will be required to pay on this additional income. Trega will also reimburse you for accounting fees incurred as a result of your moving to the United States. If you voluntarily resign from the Company within twelve
(12) months of your start date, you will be required to repay the Company for the move of your household goods, the pre-move house hunting trip and the costs paid by Trega regarding the sale and purchase of your primary residence.

13.  TERMINATION AND SEVERANCE BENEFITS.

(a) Your employment is at-will. In other words, Trega and you each retain the right to terminate this agreement with or without cause at any time. In the event of a termination without "cause" (as hereinafter defined), you shall be entitled to continuation of salary in paragraph 1 for a period of twelve (12) months. Additionally, Trega will provide continuation of benefits through COBRA. The severance pay will be paid in equal semi-monthly installments and will be subject to regular payroll deductions. In order to receive these severance benefits, you will be required to execute and deliver a release (a sample of which is attached) of Trega, as well as its officers, directors and employees, in substance and form reasonably satisfactory to Trega, from any and all liability arising out of or related to the employment relationship or the termination of your employment.

(b) In the event of termination of your employment for "cause," you shall not be entitled to severance pay or any other benefits (other than accrued salary and other accrued amounts). "Cause" for the purposes of this Agreement shall be defined as (i) misappropriation of Company property; (ii) material act of dishonesty, fraud, or the intentional falsification of any employment or Company records; (iii) improper disclosure of the Company's confidential, business or proprietary information by you; (iv) willful failure to perform, or gross neglect, of your duties; (v) your conviction for a felony causing material harm to the reputation and standing of the Company; (vi) willful violation of Company policy; (vii) failure to protect Trega's trade secrets; (viii) willful misconduct; or, (ix) material breach of any provision of this Agreement.

14. DISPUTE RESOLUTION PROCEDURE. You and Trega ("The Parties") agree that any dispute arising out of or related to the employment relationship between them, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, shall be resolved by final and binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy, pursuant to the terms set forth in the Proprietary Information and Dispute Resolution for Employees Agreement.

15. INTEGRATED AGREEMENT. Please note that this Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the

Letter of Agreement
President & Chief Executive Officer
Trega Biosciences, Inc.


parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive Agreement between you and Trega with respect to the subject matters herein. This Agreement cannot be changed unless in writing, signed by you and the then current Chairman of the Board.

16. SEVERABILITY. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.








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

Letter of Agreement
President & Chief Executive Officer
Trega Biosciences, Inc.



In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter which you wish to discuss further, please do not hesitate to speak to me.

Very truly yours,

Trega Biosciences, Inc.



By: /s/ Robert S. Whitehead
------------------------------------------

Title: President & Chief Executive Officer
-------------------------------------------


I agree to the terms of employment set forth in this Agreement.



/s/ Michael G. Grey                              11/6/98
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Employee                                          Date













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